Exhibit 4.2

DESCRIPTION OF THE SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following descriptions of the capital stock of Synalloy Corporation (the “Company”, “we”, “us” or “our”), certain provisions of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our Amended and Restated By-Laws (our “By-Laws”), and certain provisions of the Delaware General Corporation Law (the “DGCL”), are summaries and qualified in their entirety by reference to our Certificate of Incorporation, our By-Laws and the DGCL, as the case may be. Copies of our Certificate of Incorporation and our By-Laws are filed[1] as exhibits to the Annual Report of the Company on Form 10-K, of which this Exhibit is a part, and each of which may be amended from time to time.

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share.

Authorized Capital Shares
Our authorized capital stock consists of twenty-four million (24,000,000) shares of common stock, par value $1.00 per share. Our common stock is listed on the NASDAQ Global Market under the trading symbol “SYNL.” Our Certificate of Incorporation does not currently authorize the issuance of preferred stock.

Voting
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our shares are permitted cumulative voting rights in the election of directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Our Certificate of Incorporation and By-Laws do not contain supermajority voting requirements, and stockholders can approve binding By-Law amendments with a simple majority vote.

Stockholder Action by Written Consent
[Our Certificate of Incorporation and By-Laws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without a vote if, in accordance with the By-Laws, (a) record holders of shares of our outstanding common stock request in writing that the Board establish a record date for the proposed action; (b) consents are solicited by the stockholders proposing to take such action from all holders of our shares as of the record date; and (c) the Company receives written consents setting forth the action so taken that are signed by the holders of outstanding stock on the record date having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on the action were present and voting.][2]

Dividends; Liquidation Rights
Holders of shares of our common stock have equal ratable rights to dividends (payable in cash, stock or otherwise) out of funds legally available for that purpose, when and if dividends are declared by the Board of Directors of the Company (the “Board”), subject to applicable law. Holders of shares of common stock are entitled to share ratably, as a single class, in all of the Company’s assets available for distribution to stockholders upon the Company’s liquidation or dissolution or the winding up of our affairs, after satisfaction of the Company’s liabilities in accordance with the DGCL and other applicable law.

Rights and Preferences
Stockholders of the Company have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Exhibit 4.2

Fully Paid and Nonassessable
All outstanding shares of our common stock are fully paid and not liable to any further call or assessments by us.

Certain Anti-Takeover Provisions
Our Certificate of Incorporation, our By-Laws and the DGCL contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, even though such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board. Set forth below is a description of various provisions contained in our Certificate of Incorporation, our By-Laws and the DGCL that could impede or delay an acquisition of control of us that our Board has not approved. This description is intended as a summary only and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our By-Laws, as well as the DGCL.

Requirements for Advance Notification of Stockholder Nominations and Proposals
The By-Laws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance written notice to us, and specify requirements as to the form and content of such notice, which may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Proxy Access
Our By-Laws provide that, in certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy materials. The nominating stockholder or group of stockholders is required to deliver certain information and undertakings, and each nominee is required to meet certain qualifications, as described in more detail in the By-Laws.

Special Stockholder Meetings
Our By-Laws provide that special meetings of the stockholders of the corporation may only be called by the Chairman of the Board, the Board, the President, or the holders of not less than 25% of our shares of common stock entitled to vote at such meeting.

Delaware Anti-Takeover Statute
We elected not to be governed by Section 203 of the DGCL, an anti-takeover statute that prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Delaware corporations have the right to opt out of Section 203 of the DGCL.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust